                        SECURITIES AND EXHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ---------------------------


                                    FORM 8-K



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     June 18, 2003
                                                ------------------------



                            MID-ATLANTIC REALTY TRUST
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Maryland                             1-12286                    52-1832411
--------------------------------------------------------------------------------
(State or other Jurisdiction   (Commission File Number)      (I.R.S. Employer
of Incorporation)                                           Identification No.)



170 West Ridgely Road, Suite 210, Lutherville, MD  21093
--------------------------------------------------------------------------------
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code:  (410) 684-2000
                                                   --------------------


                                 Not Applicable
          (Former Name or Former Address, if changed since last Report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On June 18, 2003, Mid-Atlantic Realty Trust (the "Company") and Kimco Realty Corporation ("Kimco") announced that the two companies have entered into a definitive merger agreement (the "Merger Agreement"). Under the terms of the Merger Agreement, which was unanimously approved by the Boards of both companies, Kimco will acquire all of the outstanding shares of the Company for $21.00 per share in a cash transaction in which the Company will merge with and into a Kimco subsidiary. The merger will require the approval of holders of 66 2/3% of the Company's outstanding shares.

         Subject to certain conditions, limited partners in the Company's operating partnership will be offered the same cash consideration for each outstanding unit and will be offered the opportunity (in lieu of cash) to exchange their interests for preferred units in the operating partnership upon the closing of the transaction. The merger of the Company does not require the approval of the limited partners of the Company's operating partnership.

         The transaction has a total equity value of approximately $444 million based upon the Company's approximately 21 million common shares and partnership units outstanding. Kimco will acquire the properties subject to the Company's net debt, which, as of March 31, 2003, was approximately $236 million. The merger is subject to customary closing conditions, and is currently expected to close on or about (but in no event before) September 15, 2003.

     The Merger Agreement provides that the quarterly dividend will be suspended; however, if the closing does not occur on September 15, 2003, the purchase price per share will be increased by an amount equal to the current annual dividend per share of $1.24, divided by 365, or $.0034 per day for each day following September 15, 2003 until the merger is closed. Either party may terminate the Merger Agreement if the merger is not closed by December 15, 2003.

         The Merger Agreement may be terminated if, among other reasons, the Board withdraws or modifies its approval in order to accept an Acquisition Proposal (as defined in the Merger Agreement), provided that the Company pays Kimco a termination fee of $15,500,000 and break-up expenses of up to $2,500,000. In certain other circumstances, the merger agreement may be terminated and result in a payment of a termination fee and/or break-up expenses.

         Any forward-looking statements contained herein (including the anticipated closing date of the merger) are subject to certain risks and uncertainties.

         The preferred units which may be obtained by certain partners of the Company's operating partnership in connection with the merger will not be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell and is not an offering or a solicitation of an offering in respect of such securities and should not be construed as an offering of any kind or the solicitation of an offer to buy in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

         Proxies may be solicited on behalf of the Company by members of its Board of Trustees and executive officers. Information about such persons can be found in the Company's definitive proxy statement relating to its 2003 Annual Meeting of Stockholders, which is available without charge at the U.S. Securities and Exchange Commission's (SEC) internet website at http://www.sec.gov.

         A copy of the press release relating to this filing is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

         The Merger Agreement is filed as an exhibit to this report. The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) and (b) Not Applicable.

         (c) Exhibits. The following exhibit is filed with this report:

         NUMBER   EXHIBIT
         ------   -------

         2.1 Agreement by and among Kimco Realty Corporation, Kimco Acquisition Real Estate Investment Trust, and Mid-Atlantic Realty Trust, dated June 18, 2003. Pursuant to Rule 601(b)(2) of Regulation S-K, the Registrants agree to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

         99.1     Press Release Announcing the Merger

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MID-ATLANTIC REALTY TRUST (Registrant)

  Date: 6/19/2003                    /s/ F. Patrick Hughes
        ---------                    -------------------------------------
                                     F. Patrick Hughes
                                     President and Chief Executive Officer